UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Resolution of the Preliminary Injunction Motion in the New York Court

As previously disclosed, following announcement by The Topps Company, Inc. (the “Company”) of the execution of the Agreement and Plan of Merger (the “existing merger agreement”), dated March 5, 2007, by and among the Company, Tornante-MDP Joe Holding LLC (“Parent”) and Tornante-MDP Joe Acquisition Corp. (“Merger Sub”), nine purported class action lawsuits were filed -- four in the Supreme Court of the State of New York, New York County (or the New York Court), and five in the Delaware Court of Chancery (or the Delaware Court).  Among the named defendants in all nine of these lawsuits are Topps and seven of our directors (to whom we refer as the Director Defendants):  Arthur T. Shorin, Allan A. Feder, Stephen D. Greenberg, Dr. Ann Kirschner, David M. Mauer, Jack H. Nusbaum and Richard Tarlow.

The four New York lawsuits were consolidated into one action under the caption In re: The Topps Co. Inc. Shareholders Litigation, Index No. 07-600715.  In addition, the five Delaware actions were consolidated under the caption In re Topps Company Shareholder Litigation, Consolidated C.A. No. 2777 (VCS).  The procedural histories of the actions before the New York Court and the Delaware Court are detailed in the initial proxy statement and the first proxy supplement.

On July 25, 2007, the New York Court held a conference in the New York action and approved the parties’ proposed briefing schedule for plaintiffs’ renewed motion to preliminarily enjoin the Company from proceeding with the special meeting of stockholders to vote on the existing merger agreement, which was subsequently scheduled for August 30, 2007.  Plaintiffs served their papers in support of the preliminary injunction motion on August 3, 2007; defendants served their opposing papers on August 10, 2007; and plaintiffs served their reply papers on August 14, 2007.  Oral argument on the plaintiffs' motion for a preliminary injunction was scheduled for August 22, 2007.

Following negotiations between counsel for the Company and the Director Defendants and counsel for the plaintiffs, those parties came to an agreement on August 16, 2007 whereby the plaintiffs would withdraw their motion for a preliminary injunction in the New York Court on the condition that the Company make certain further disclosures demanded by plaintiffs, which are set out below.  On August 20, 2007, defendants and plaintiffs submitted these further disclosures to the New York Court for approval, and on August 22, 2007 the New York Court approved these disclosures and ordered that they be filed by the Company as definitive additional proxy materials under the Company’s existing Schedule 14A.

This following information was prepared by the Company in order to provide stockholders with disclosure of certain information relating to the facts surrounding the existing merger agreement.

Background of the Merger

Lehman Brothers’ Engagements By Madison Dearborn

As disclosed in the Company’s first proxy supplement, dated August 1, 2007 (the “first proxy supplement”), Lehman Brothers, the Company’s financial advisor, which is an international investment banking firm, has from time to time represented Madison Dearborn in advising Madison Dearborn in connection with its recent purchase of CDW Corporation, and, within the past three years, its acquisitions of Intelsat and Team Health, among others.  Lehman Brothers anticipates receiving a fee of approximately $15 million related to its advisory services on the CDW Corporation transaction, and received fees in 2005 of approximately $3.4 million and $1.4 million related to its advisory services on the Intelsat and Team Health transactions, respectively.  If the merger and the other transactions contemplated by the existing merger agreement are completed, Lehman Brothers will receive fees of approximately $4,343,525, in the aggregate.

Date of the Lehman Brothers’ Fairness Opinion

As disclosed in the initial proxy statement, dated May 21, 2007 (the “initial proxy statement”), Lehman Brothers issued a fairness opinion regarding the existing merger agreement on March 5, 2007.  Since that time, the Company has not asked Lehman Brothers to provide a more recent fairness opinion.  Subsequent to the date of the Lehman Brothers’ March 5, 2007 fairness opinion, the Company has reported its financial results for the fourth fiscal quarter of 2007 and the first fiscal quarter of 2008.

Specifically, on June 1, 2007, Topps filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 3, 2007.  The Company reported net income in the fourth quarter of fiscal 2007 of $2,750,000, or $0.09 per diluted share, versus a net loss of $833,000, or $0.02 per diluted share, for the same quarter of the previous fiscal year.  A full copy of the Annual Report is available from the SEC’s website, www.sec.gov, at http://www.sec.gov/Archives/edgar/data/812076/000081207607000024/form10k.htm.

Also, on July 17, 2007, Topps filed with the SEC a Quarterly Report on Form 10-Q for the first fiscal quarter ended June 2, 2007.  The Company reported net income in the first quarter of fiscal 2008 of $1,094,000, or $0.03 per diluted share, versus net income of $388,000, or $0.01 per diluted share, for the same quarter of the previous fiscal year.  Year-on-year, operating profit for the Entertainment business increased by $4.4 million to $4.8 million in Q1 FY2008 primarily due to higher U.S. Sports Cards sales and lower returns.  Conversely, year-on-year, operating profit for the Confectionery business decreased by $1.7 million to $5.1 million in Q1 FY2008 primarily due to lower sales volume against fixed costs.  A full copy of the Quarterly Report is available from the SEC’s website, www.sec.gov, at http://www.sec.gov/Archives/edgar/data/812076/000113626107000120/form10q.htm.

The Company's Extension of Lehman Brothers’ Engagement

As previously disclosed in the initial proxy statement, on February 7, 2005, the Company engaged Lehman Brothers to assist in a sale of the Company’s confectionery business.  The letter memorializing that engagement (which we refer to as the Engagement Letter) provided for a period of 18 months following the end of the engagement during which Lehman Brothers would receive a fee if the Company was sold (which we refer to as the Tail Period).  On May 31, 2006, Lehman Brothers and the Company executed an amendment to the Engagement Letter extending the length of the engagement until November 30, 2006.  The amendment also reduced the Tail Period to 12 months rather than 18 months, and increased the amount of expenses that the Company would reimburse from $30,000 to $65,000.

The Engagement Letter expired on November 30, 2006.  In December 2006, Lehman Brothers and the Company discussed extending Lehman Brothers’ engagement.  During that time and since, members of the ad hoc committee formed for the purpose of exploring and evaluating strategic alternatives for the Company (which we refer to as the Second Committee1) expressed concern with Lehman Brothers’

____________________

1

As disclosed in the initial proxy statement, the Second Committee interviewed a number of investment banks, including Goldman Sachs, Morgan Stanley, Houlihan Lokey and Greenhill, for possible retention by the Second Committee as its financial advisor and, if requested, to deliver a fairness opinion.  The Second Committee decided not to engage a separate financial advisor at that time.

performance in connection with the potential sale of the Company.  On December 18, 2006, the Company entered into an amendment to the Engagement Letter extending Lehman Brothers’ engagement through January 31, 2007.

Following the expiration of that extension, Lehman Brothers and the Company again discussed extending Lehman Brothers’ engagement.  Arnaud Ajdler, a director and member of the Second Committee, continued to express concern with Lehman Brothers’ performance in connection with the sale process.  On February 23, 2007, the Company and Lehman Brothers agreed to an additional amendment to the Engagement Letter, which extended the engagement until at least May 23, 2007, after which time the engagement would be terminable by written notice from either party.  At this time, neither party has terminated the Lehman Brothers engagement.

The Second Proxy Contest

As disclosed in the initial proxy statement, in January 2006, Topps received a letter from Pembridge Value Opportunity Fund, L.P., or Pembridge, requesting that certain stockholder proposals be included in the Company’s proxy statement for the 2006 annual meeting of stockholders.  In April 2006, Crescendo Partners, L.P. (“Crescendo”) joined Pembridge and initiated a proxy solicitation.  According to a joint Schedule 13D filed with the SEC on June 14, 2006, Crescendo and certain of its affiliates owned more than 6% of the Company’s common stock and was the Company’s second largest shareholder after Mr. Shorin at that time.  As part of the proxy solicitation, they proposed a slate of three candidates, including Mr. Brog, John Jones and Eric Newman, for election as directors of the Company.  A week later, Mr. Newman was replaced by Mr. Ajdler, who was a managing director of Crescendo.

During the 2006 Topps annual meeting, which was convened in July, the Board had reason to believe that the directors who were candidates for re-election, including Mr. Shorin, would not be re-elected, and that Mr. Ajdler, Mr. Brog, and Mr. Jones would be elected to the Board in their place.  The Board then entered into negotiations with Crescendo and Pembridge that resulted in a suspension of the stockholders' meeting.  The Board negotiated a settlement of the proxy contest which expanded the Board from nine members to ten members, and provided for the unopposed nominations of Messrs. Ajdler, Brog, Jones and Shorin.  On August 25, 2006, the annual meeting resumed and all four candidates were elected to the Board.

The Relationship Between Mr. Greenberg and Mr. Eisner

As disclosed in the initial proxy statement, Mr. Greenberg was acquainted with, and had business dealings with, Mr. Eisner prior to 2006.  During the negotiations of the existing merger agreement, Mr. Greenberg participated in several telephone conversations with Mr. Eisner.  Prior to at least one of those telephone conversations, Mr. Greenberg asked Mr. Ajdler to not participate in the conversation because Mr. Greenberg perceived that the participation of Mr. Ajdler, a stranger to Mr. Eisner, might change the dynamic of the conversation.